                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                February 11, 1998
                                -----------------
                Date of Report (Date of earliest event reported)

                             ST. JUDE MEDICAL, INC.
                             ----------------------
               (Exact name of registrant as specified in charter)

   Minnesota                         0-8672                   41-1276891
--------------------------------------------------------------------------------
(State or other                   (Commission                (IRS Employer
jurisdiction of                   File Number)             Identification No.)
incorporation)

          One Lillehei Plaza, St. Paul, MN                   55117
          --------------------------------------------------------
          (Address of principal executive offices)      (Zip Code)

                            (612) 483-2000
                          ----------------
           Registrant's telephone number including area code

                                Not Applicable
                          --------------------
      (Former name or former address, if changed since last report)

Item 5.   Other Events

St. Jude Medical, Inc. (the "Company") is filing this Current Report on Form 8-K to present the supplemental financial statements, supplemental management's discussion and analysis of financial condition and results of operations, and other financial information that give effect to the May 15, 1997 acquisition of Ventritex, Inc. ("Ventritex") (previously reported on Form 8-K dated May 15,
1997), accounted for as a pooling of interests, by restating 1996 and certain prior years financial statements and information as if the Company and Ventritex always had been combined.

Effective May 15, 1997, the Company and Pacesetter, Inc. acquired Ventritex under an Agreement and Plan of Merger (the "Agreement"). Pursuant to this Agreement, the Company acquired all the outstanding shares of Ventritex common stock in exchange for Company common stock. Each share of Ventritex's outstanding common stock was converted into the right to receive .5 shares of Company common stock.

Based on the shares of Ventritex common stock shares outstanding, St. Jude issued 10,437,800 shares of its common stock to acquire Ventritex. The acquisition was accounted for as a pooling of interests and is intended to qualify as a reorganization (tax free to the Ventritex shareholders) under the provisions of Section 368(a) of the Internal Revenue Code.

Ventritex is a California based manufacturer of implantable cardioverter defibrillators and related products for the treatment of ventricular tachycardia and ventricular fibrillation. Ventritex merged into Pacesetter, Inc., a wholly owned subsidiary of the Company.

Item 7.     Financial Statements and Exhibits

            The following supplemental consolidated financial statements of the Company that give effect to the merger of Ventritex, Inc. are included herein:
                             Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations Report of Management
                             Report of Independent Auditors
                             Supplemental Consolidated Statements of Income -Years Ended December 31, 1996, 1995 and 1994 Supplemental Consolidated Balance Sheets - December 31, 1996 and 1995
                             Supplemental Consolidated Statements of
                             Shareholders' Equity - Years ended December 31, 1996, 1995 and 1994
                             Supplemental Consolidated Statements of Cash Flows
                             - Years ended December 31, 1996, 1995 and 1994 Notes to Supplemental Consolidated Financial Statements
                             Exhibit 23 Consent of Independent Auditors
                             Exhibit 27 Financial Data Schedule

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          ST. JUDE MEDICAL, INC.

 Date    February 11, 1998                By  /s/ ROBERT E. MUNZENRIDER
      ----------------------                 -----------------------------
                                              Robert E. Munzenrider
                                              Vice President - Finance
                                              and Chief Financial Officer

Supplemental Consolidated Statements of Income
(Dollars in thousands, except per share amounts)



Year Ended December 31                                  1996                 1995                 1994
----------------------------------------------------------------------------------------------------------
Net sales                                          $    876,747        $    848,078         $    517,433
Cost of sales                                           294,888             292,788              163,810
----------------------------------------------------------------------------------------------------------
Gross profit                                            581,859             555,290              353,623

Selling, general and administrative expense             311,470             284,940              138,789
Research and development expense                        107,644             101,264               50,518
Purchased research and development charges               40,350                  --               40,800
Special charges                                          47,808                  --                   --
----------------------------------------------------------------------------------------------------------
Operating profit                                         74,587             169,086              123,516

Other income (expense), net                              16,022              (1,992)               9,946
----------------------------------------------------------------------------------------------------------
Income before taxes                                      90,609             167,094              133,462

Income tax provision                                     29,972              49,978               37,713
----------------------------------------------------------------------------------------------------------

Net income                                         $     60,637        $    117,116         $     95,749
----------------------------------------------------------------------------------------------------------

Earnings per share:
  Primary                                          $       0.66        $       1.28         $       1.06
  Fully diluted                                    $       0.65        $       1.28         $       1.05
----------------------------------------------------------------------------------------------------------

Cash dividends paid per share                      $         --        $         --         $         --

Average shares outstanding:
  Primary                                            92,372,000          91,326,000           90,514,000
  Fully diluted                                      92,663,000          91,802,000           90,861,000
----------------------------------------------------------------------------------------------------------

See notes to supplemental consolidated financial statements.

Supplemental Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)


December 31                                                                                  1996                  1995
---------------------------------------------------------------------------------------------------------------------------
Assets
Current Assets
Cash and cash equivalents                                                               $    49,388           $    62,638
Marketable securities                                                                       186,007               176,983
Accounts receivable, less allowance (1996 - $8,160, 1995 - $9,845)                          216,813               175,405
Inventories:
   Finished goods                                                                           119,736                84,542
   Work in process                                                                           30,227                28,229
   Raw materials                                                                             67,698                60,255
---------------------------------------------------------------------------------------------------------------------------
Total inventories                                                                           217,661               173,026
Prepaid income taxes                                                                         44,234                17,409
Other current assets                                                                         33,781                16,446
---------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                        747,884               621,907
---------------------------------------------------------------------------------------------------------------------------

Property, Plant and Equipment
Land                                                                                         14,232                 9,949
Buildings and improvements                                                                   64,717                53,108
Machinery and equipment                                                                     249,550               180,539
Construction in progress                                                                     69,175                23,124
---------------------------------------------------------------------------------------------------------------------------
Gross property, plant and equipment                                                         397,674               266,720
   Less accumulated depreciation                                                           (108,400)              (77,792)
---------------------------------------------------------------------------------------------------------------------------
Net property, plant and equipment                                                           289,274               188,928
---------------------------------------------------------------------------------------------------------------------------

Other Assets                                                                                435,336               381,400
---------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                            $ 1,472,494           $ 1,192,235
---------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                                                                        $   201,107           $    85,886
Accrued income taxes                                                                         24,267                41,346
Accrued employee compensation and related taxes                                              47,645                50,120
Other accrued expenses                                                                       47,914                39,495
---------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                   320,933               216,847
---------------------------------------------------------------------------------------------------------------------------

Long-Term Liabilities
Long-term debt                                                                              229,500               120,000
---------------------------------------------------------------------------------------------------------------------------

Contingencies
---------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity
Preferred stock, par value $1.00 per share --
   25,000,000 shares authorized; no shares issued
Common stock, par value $.10 per share --
   250,000,000 shares authorized; issued and outstanding
   1996 - 91,447,656 shares; 1995 - 90,282,312                                                9,145                 9,028
Additional paid-in capital                                                                  228,106               200,535
Retained earnings                                                                           692,892               632,255
Cumulative translation adjustment                                                               386                 4,319
Unrealized gain (loss) on available-for-sale securities                                      (8,028)                9,691
Receivable for stock issued                                                                    (440)                 (440)
---------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                                  922,061               855,388
---------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                              $ 1,472,494           $ 1,192,235
---------------------------------------------------------------------------------------------------------------------------

See notes to supplemental consolidated financial statements.

Supplemental Consolidated Statements of Cash Flows
(Dollars in thousands)


Year Ended December 31                                                            1996                1995                1994
----------------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                     $  60,637           $ 117,116           $  95,749
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation                                                                  38,533              30,667              14,850
    Amortization                                                                  19,649              20,102               7,816
    Purchased research and development charges                                    40,350                  --              40,800
    Special charges                                                               20,586                  --                  --
    Gain on sale of business                                                     (10,486)                 --                  --
    Changes in operating assets and liabilities, net of acquisitions:
      Increase in accounts receivable                                            (27,267)             (3,997)            (26,704)
      Increase in inventories                                                     (9,331)            (11,492)             (6,089)
      Decrease (increase) in other current assets                                (14,411)              1,354             (10,771)
      Increase in accounts payable and accrued expenses                           16,113              41,527              12,016
      Increase (decrease) in accrued income taxes                                (31,380)              7,153               2,637
      Increase in prepaid and deferred income taxes                              (13,208)            (12,617)            (14,331)
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                         89,785             189,813             115,973
----------------------------------------------------------------------------------------------------------------------------------

Investing Activities
Purchase of property, plant and equipment                                       (103,001)            (57,203)            (34,196)
Purchase of marketable securities                                                (90,018)            (85,097)           (156,261)
Proceeds from sale or maturity of marketable securities                           65,869              68,323             364,058
Investments in companies, joint ventures and partnerships                           (155)             (3,701)            (13,564)
Acquisitions, net of cash acquired                                              (117,800)             13,000            (524,300)
Proceeds from sale of business                                                    24,204                  --                  --
Other investing activities                                                        (5,393)              2,394              (7,675)
----------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                           (226,294)            (62,284)           (371,938)
----------------------------------------------------------------------------------------------------------------------------------

Financing Activities
Proceeds from issuance of stock                                                   20,818               6,187               2,622
Cash dividends paid                                                                   --                  --             (13,935)
Common stock repurchased                                                          (6,727)                 --                (125)
Proceeds from the issuance of long-term debt                                     229,500                  --             255,000
Repayment of long-term debt                                                     (120,000)           (135,029)                (96)
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                              123,591            (128,842)            243,466
----------------------------------------------------------------------------------------------------------------------------------
Effect of currency exchange rate changes on cash                                    (332)                647                 567
----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                 (13,250)               (666)            (11,932)
Cash and cash equivalents at beginning of year                                    62,638              63,304              75,236
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                       $  49,388           $  62,638           $  63,304
----------------------------------------------------------------------------------------------------------------------------------

See notes to supplemental consolidated financial statements.

Supplemental Consolidated Statements of Shareholders' Equity
(Dollars in thousands, except per share amounts)

                                    Common Stock
                               ---------------------  Additional               Cumulative     Unrealized    Receivable    Total
                                Number of               Paid-In     Retained   Translation  Gain (Loss) on  for Stock  Shareholders'
                                 Shares       Amount    Capital     Earnings   Adjustment     Investments     Issued      Equity
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1993      89,424,019    $ 8,942   $ 187,280   $ 433,325   $   (3,609)    $      -      $      -   $   625,938
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                            95,749                                                95,749
Issuance of common stock
  upon exercise of stock
  options, net of taxes
  withheld                        345,541         35       2,657                                                             2,692
Tax benefit realized upon
  exercise of stock options                                1,337                                                             1,337
Cash dividends ($.20
  per share)                                                         (13,935)                                              (13,935)
Purchase and retirement
  of common shares                                          (125)                                                             (125)
Translation adjustment                                                              1,125                                    1,125
Unrealized gain on
  investments, net of taxes                                                                        686                         686
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1994      89,769,560      8,977     191,149     515,139       (2,484)         686             -       713,467
----------------------------------------------------------------------------------------------------------------------------------

Net income                                                           117,116                                               117,116
Issuance of common stock
  upon exercise of stock
  options, net of taxes
  withheld                        511,752         51       6,581                                                             6,632
Tax benefit realized upon
  exercise of stock options                                2,805                                                             2,805
Translation adjustment                                                              6,803                                    6,803
Unrealized gain on
  investments, net of taxes                                                                      9,005                       9,005
Receivable for stock issued                                                                                     (440)         (440)
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1995      90,281,312      9,028     200,535     632,255        4,319        9,691          (440)      855,388
----------------------------------------------------------------------------------------------------------------------------------

Net income                                                            60,637                                                60,637
Issuance of common stock
  upon exercise of stock
  options, net of taxes
  withheld                      1,161,191        116      20,701                                                            20,817
Tax benefit realized upon
  exercise of stock options                                7,597                                                             7,597
Purchase and retirement
  of common shares               (145,000)       (14)     (6,712)                                                           (6,726)
Issuance of common stock
  for business acquired           149,153         15       5,985                                                             6,000
Translation adjustment                                                             (3,933)                                  (3,933)
Unrealized gain (loss) on
  investments, net of taxes                                                                    (17,719)                    (17,719)
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1996      91,446,656    $ 9,145   $ 228,106   $ 692,892   $      386     $ (8,028)     $   (440)  $   922,061
----------------------------------------------------------------------------------------------------------------------------------

See notes to supplemental consolidated financial statements.

Supplemental Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Note 1 Significant Accounting Policies

Nature of Operations: St. Jude Medical, Inc. develops, manufactures and distributes medical devices with an emphasis on cardiac care products and services. The Company's products are sold in more than 100 countries. Principal products include prosthetic heart valves, pacemakers, implantable cardioverter-defibrillators (ICD) and electrophysiology and interventional catheters. The main markets for these products are the United States, Western Europe and Japan. In the United States, the Company uses a direct employee-based sales organization for its heart valve and catheter products and a combination of independent contractors and an employee-based sales organization for its pacemaker and ICD products. In Western Europe, the Company has a direct sales presence in 14 countries. Throughout the rest of the world, the Company principally uses distributor-based sales organizations.

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications of previously reported amounts have been made to conform with the current year presentation.

Use of Estimates: The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Accounting Period: The Company's fiscal year is the 52 or 53 week period ending the Saturday nearest December 31. Fiscal years 1996, 1995 and 1994 consisted of 52 weeks.

Translation of Foreign Currencies: Assets and liabilities of the Company's foreign subsidiaries are translated at exchange rates in effect on reporting dates and differences due to changing exchange rates are recorded as "cumulative translation adjustment" in shareholders' equity. Income and expenses are translated at rates that approximate those in effect on transaction dates.

Cash Equivalents: Cash equivalents, consisting of liquid investments with a maturity of three months or less when purchased, are stated at cost which approximates market.

Inventories: Inventories are stated at the lower of cost or market. Cost is determined under the first- in, first-out method. Allowances are made for slow-moving, obsolete, unsalable or unusable inventories.

Stock-Based Compensation: Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages but does not require companies to record compensation cost for stock-based compensation plans at fair value. The Company elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. See Note 5.

Property, Plant and Equipment and Depreciation: Property, plant and equipment are stated at cost and are depreciated using the straight line method based on useful lives of 31.5 to 39 years for buildings and improvements and three to seven years for machinery and equipment. Leasehold improvements are amortized over the shorter of the life of the related asset or the term of the lease. Accelerated depreciation is used by the Company for tax accounting purposes only.

Long-Lived Assets: The Company adopted Statement of Financial Accounting Standards (FAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in 1996. FAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. There was no financial impact to the Company upon adopting FAS No. 121.

Revenue Recognition: The Company's general practice is to recognize revenues from product sales as shipped and for services as performed. For certain products, the Company maintains consigned inventory at customer locations. For these products, revenue is recognized at the time the Company is notified that the device has been used.

Research and Development: Research and development expense includes all expenditures for general research into scientific phenomena, development of useful ideas into merchantable products and continuing support and upgrading of various products. All such expense is charged to operations as incurred.

Earnings Per Share: Primary earnings per share are computed by dividing net income for the year by the weighted average number of shares of common stock and common stock equivalents outstanding. For fully diluted earnings per share, both net income and shares outstanding have been adjusted as if the Company's $57,500 5.75% Convertible Debenture had been converted, unless the effect is anti-dilutive.


Note 2 Acquisitions

On May 15, 1997, the Company acquired Ventritex, Inc. ("Ventritex"), a manufacturer of implantable cardioverter defibrillators and related products. Each share of Ventritex common stock was converted into .5 shares of Company common stock. The Company issued 10,437,800 shares to Ventritex shareholders. The transaction qualified as a tax-free reorganization and was accounted for as a pooling of interests. The accompanying financial statements, for all periods presented, have been restated to include the results of Ventritex.

Separate results of operations for the periods prior to the merger with Ventritex are as follows:

                                              1996            1995            1994
                                           ---------       ---------       ---------
Net Sales
St. Jude Medical                           $ 808,780       $ 761,835       $ 391,949
Ventritex                                     67,967          86,243         125,484
                                           ---------       ---------       ---------
Combined                                   $ 876,747       $ 848,078       $ 517,433
                                           =========       =========       =========
Net Income
St. Jude Medical                           $  92,181       $ 138,848       $  86,450
Ventritex                                    (51,208)        (34,535)         15,270
Adjustments                                   19,664          12,803          (5,971)
                                           ---------       ---------       ---------
Combined                                   $  60,637       $ 117,116       $  95,749
                                           =========       =========       =========
Other Changes in Shareholders' Equity
St. Jude Medical                           $   7,471       $  21,676       $ (11,312)
Ventritex                                     (3,331)          1,673           1,978
Adjustments                                    1,896           1,456           1,114
                                           ---------       ---------       ---------
Combined                                   $   6,036       $  24,805       $  (8,220)
                                           =========       =========       =========

On November 29, 1996, the Company acquired substantially all of the worldwide cardiac rhythm management assets of Telectronics Pacing Systems, Inc. ("Telectronics") for $135 million. The initial price can be adjusted upward or downward based upon the change in net asset value between June 30, 1996 and November 29, 1996. The Company and the seller currently disagree about the final adjustment to the purchase price and are following procedures in the purchase agreement to resolve their differences. The Company expects that any adjustment to the purchase price will be recorded in 1997. The acquisition was accounted for under the purchase accounting method. Goodwill of approximately $76,000 including approximately $43,000 of consolidation charges, is amortized on a straight line basis over 20 years. The results of Telectronics operations have been included in the consolidated results of operations from the date of acquisition. In conjunction with the Telectronics acquisition, the Company in 1996 recorded a pre-tax charge of $32,200 relating to that portion of the purchase price attributable to purchased research and development.

On September 30, 1994, the Company acquired substantially all the Siemens AG worldwide cardiac rhythm management business ("Pacesetter") for $511,300. The acquisition was accounted for under the purchase method accounting. Goodwill is amortized on a straight line basis over 20 years. The results of Pacesetter's operations have been included in the consolidated results of operations from the date of acquisition. In conjunction with the Pacesetter acquisition, the Company recorded a non-cash pre-tax charge of $40,800 relating to that portion of the purchase price attributable to purchased research and development. The purchased research and development charge represents the appraised value of the in-process research and development that must be expensed under generally accepted accounting principles.

The following unaudited pro forma information has been prepared assuming that the acquisition of Pacesetter had occurred at the beginning of 1993, the acquisition of Telectronics had occurred at the beginning of 1995 and the acquisition of Ventritex had occurred at the beginning of 1994. Pro forma adjustments include amortization of goodwill, increased interest expense, decreased interest income and the related income tax effects. Pro forma results are not necessarily indicative of the results that would have occurred had the acquisitions actually taken place at the beginning of the specified periods, or the expected results of future operations.

                       1996           1995           1994
Net sales            $973,262      $1,008,163      $822,223
Net income/(loss)    $ (8,400)         71,630       101,381
Earnings per share   $   (.09)            .78          1.12

On September 23, 1996, the Company acquired Biocor Industria E Pesquisas Ltd., a Brazilian tissue heart valve manufacturer for $4,000 in cash and an earn-out which could result in additional cash payments of up to $4,000 over the next three years. On January 5, 1996, the Company acquired the remaining shares of The Heart Valve Company for $1,000 in cash and 149,153 shares of its common stock. In connection with the acquisitions of Biocor and The Heart Valve Company, the Company recorded pre-tax charges of $3,150 and $5,000, respectively, relating to purchased research and development. The results of Biocor and The Heart Valve Company have been included in the Company's results of operations since the dates of acquisition and were not material.

On May 31, 1996, the Company acquired Daig Corporation ("Daig"), a manufacturer of specialized cardiovascular devices for the electrophysiology and interventional cardiology markets. Each share of Daig common stock was converted into .651733 shares of Company common stock. The Company issued 9,929,897 shares to Daig shareholders. Additionally, one outstanding option to acquire 128,000 shares of Daig common stock was converted to an option to acquire 83,422 shares of Company common stock. The transaction qualified as a tax-free reorganization and was accounted for as a pooling of interests. The accompanying financial statements, for all periods presented, have been restated to include the results of Daig, which were not material.

Note 3 Special Charges

Results of operations for 1996 include pre-tax charges recorded in the fourth quarter of $47,808 for costs relating to patent and litigation settlements and repositioning several of the Company's operations. Patent and other legal disputes between Pacesetter and a third party were settled for $25,000. The repositioning charges of $22,808 related to the planned consolidation of tissue heart valve manufacturing operations ($11,100), the termination of various distributor agreements in conjunction with the conversion to direct sales ($7,700), the realignment of Pacesetter manufacturing operations in connection with the Telectronics integration ($2,200), and other non-recurring expenses ($1,808).

Note 4 Income Taxes

The components of income before taxes were as follows:

                          1996          1995          1994
-----------------------------------------------------------------
Domestic                  $  89,305     $ 149,526     $ 124,411
Foreign                       1,304        17,568         9,051
-----------------------------------------------------------------
Income before taxes       $  90,609     $ 167,094     $ 133,462
-----------------------------------------------------------------

The components of the income tax provision were as follows:

                                     1996            1995            1994
--------------------------------------------------------------------------------
Current:
       Federal                       $   63,005      $  47,389       $  37,260
       State and Puerto Rico              9,676         11,518          10,217
       Foreign                            1,022          6,226           3,107
--------------------------------------------------------------------------------
Total current                            73,703         65,133          50,584
--------------------------------------------------------------------------------
Deferred:
       Prepaid                          (28,304)        (7,329)         (5,757)
       Deferred                         (15,427)        (7,826)         (7,114)
--------------------------------------------------------------------------------
Total deferred                          (43,731)       (15,155)        (12,871)
--------------------------------------------------------------------------------
Income tax provision                 $   29,972      $  49,978       $  37,713
--------------------------------------------------------------------------------

Deferred income tax assets (liabilities) were comprised of the following at December 31:


                                                        1996                       1995
-------------------------------------------------------------------------------------------------
Deferred income tax assets:
  Net operating loss carryforwards                      $       41,978             $      22,671
  Tax credit carryforwards                                       3,837                     3,883
  Inventory (intercompany profit in inventory
    and excess of tax over book valuation)                      21,598                    23,837
  Intangibles                                                   33,190                    13,931
  Accruals not currently deductible                             11,676                    12,469
  Unrealized loss on investments                                 5,029                         -
-------------------------------------------------------------------------------------------------
Deferred income tax assets:                                    117,308                    76,791
-------------------------------------------------------------------------------------------------
Deferred income tax liabilities:
  Unrealized gain on investments                                     -                    (5,830)
  Accumulated depreciation                                      (7,757)                   (7,037)
-------------------------------------------------------------------------------------------------
Deferred income tax liabilities:                                (7,757)                  (12,867)
-------------------------------------------------------------------------------------------------
Net deferred income tax assets                          $      109,551             $      63,924
-------------------------------------------------------------------------------------------------

The reconciliation of the Company's effective income tax rate to the statutory U.S. federal income tax rate of 35% is as follows:


                                   1996             1995              1994
-----------------------------------------------------------------------------------
Income tax provision at
  U.S. statutory rate              $    30,807      $     58,483      $     46,712
Increase (decrease) in taxes
  resulting from:
  State income taxes, net of
    federal tax benefit                  4,309             4,434             1,763
  Tax benefits from Foreign
    Sales Corporation                   (3,878)           (1,886)           (1,557)
  Tax benefits from Puerto Rican
    operations                          (3,128)           (8,442)           (7,880)
  Tax exempt income                          -                 -            (2,274)
  Foreign taxes at higher
    (lower) rates                        1,849            (1,640)              194
  Other                                     13              (971)              755
-----------------------------------------------------------------------------------
Income tax provision               $    29,972      $     49,978      $     37,713
-----------------------------------------------------------------------------------
Effective income tax rate                 33.1%             29.9%             28.3%
-----------------------------------------------------------------------------------

At December 31, 1996, the Company has net operating loss and research and development tax credit carryforwards for federal tax purposes of approximately $126,645 and $3,682, respectively, that will expire through 2011, if not utilized. The Company's effective income tax rate is favorably affected by Puerto Rican tax exemption grants which result in Puerto Rican earnings being partially tax exempt through the year 2003.

The Internal Revenue Service ("IRS") is currently examining the Company's 1992-1994 federal income tax returns. In addition, the IRS has completed an audit examination of the Company's 1990-1991 income tax returns and has proposed an adjustment of approximately $16,600 in additional taxes, not including interest or state income taxes, for which the Company anticipates receiving statutory notices of deficiency in the near future. The proposed adjustment relates primarily to the Company's Puerto Rican operations. It is likely that similar adjustments will be proposed for subsequent years. The Company is vigorously contesting the proposed adjustment and expects that the ultimate resolution will not have a material adverse effect on its financial position or liquidity, but could potentially be material to the net income of a particular future period if resolved unfavorably.

The Company has not recorded deferred income taxes applicable to undistributed earnings of foreign subsidiaries ($15,906 at December 31, 1996) because distribution of these earnings generally would not require additional taxes due to available foreign tax credits.

The Company made income tax payments of $68,525, $53,313 and $49,565 in 1996, 1995 and 1994, respectively.

Note 5 Stock Purchase and Option Plans

Stock Purchase: The Company's employee stock purchase savings plan allows participating employees to purchase, through payroll deductions, shares of common stock at 85% of the fair market value at specified dates. Under the terms of the plan, 750,000 shares of common stock have been reserved for purchase by plan participants. Employees purchased 108,795, 97,525 and 26,041 shares in 1996, 1995 and 1994, respectively. At December 31, 1996, 494,442 shares were available for purchase under the plan.

The Ventritex 1991 Employee Stock Purchase Plan that had 162,500 shares of common stock reserved for purchase by plan participants was dissolved at the time Ventritex was merged into Pacesetter. Eligible Ventritex employees were allowed to invest up to 10% of compensation through payroll deductions to purchase shares of Ventritex stock at 85% of the fair market value at specified dates. Ventritex issued 40,404 shares under this plan during its 1996 fiscal year.

Stock Based-Compensation: Under the terms of the Company's various stock plans, 7,687,769 shares of common stock have been reserved for issuance to directors, officers and employees upon the grant of restricted stock or the exercise of stock options. Stock options are exercisable over periods up to 10 years from date of grant and may be "incentive stock options" or "non-qualified stock options" and may have stock appreciation rights attached. At December 31, 1996, there were a maximum of 2,268,753 shares available for grant and 5,419,016 options outstanding. At December 31, 1996, 1995 and 1994, there were options exercisable of 2,578,387, 3,029,516 and 1,786,701, respectively. Stock option and long-term performance award transactions were:

                                              Options/Awards    Weighted Average
                                              Outstanding       Price Per Share
--------------------------------------------------------------------------------
Balance at December 31, 1993                  3,045,904            $  21.36
--------------------------------------------------------------------------------
                                 Granted      1,518,338               27.31
                                 Cancelled     (363,563)              27.90
                                 Exercised     (218,585)              50.09
--------------------------------------------------------------------------------
Balance at December 31, 1994                  3,982,094               24.33
--------------------------------------------------------------------------------
                                 Granted        967,477               28.62
                                 Cancelled     (220,872)              28.23
                                 Exercised     (378,692)              32.87
--------------------------------------------------------------------------------
Balance at December 31, 1995                  4,350,007               26.27
--------------------------------------------------------------------------------
                                 Granted      2,288,998               36.36
                                 Cancelled     (302,785)              39.78
                                 Exercised     (917,204)              20.84
--------------------------------------------------------------------------------
Balance at December 31, 1996                  5,419,016               31.27
--------------------------------------------------------------------------------


In conjunction with the merger of Ventritex into the Company, Ventritex outstanding options were converted to St. Jude Medical, Inc. options. Each option to purchase one share of Ventritex common stock was converted to the right to purchase .5 St. Jude Medical shares at twice the Ventritex strike price.

Pursuant to the terms of the Company's various stock plans, optionees can use cash, previously owned shares or a combination of cash and previously owned shares to reimburse the Company for the cost of the option and the related tax liabilities. Shares are acquired from the optionee at the fair market value of the stock on the transaction date.

All options have been granted at not less than fair market value at dates of grant. When stock options are exercised, the par value of the shares issued is credited to common stock and the excess of the proceeds over the par value is credited to additional paid-in capital. When non-qualified options are exercised, the Company realizes income tax benefits based on the difference between the fair value of the stock on the date of exercise and the stock option exercise price. These tax benefits do not affect the income tax provision, but rather are credited directly to additional paid-in capital.

In July 1996, the Board of Directors approved a stock option grant of 1,000,000 shares at an exercise price of $31.38 per share to the Company's CEO. This grant is subject to shareholder approval at the May 1997 shareholders' meeting of a one-time waiver of the 300,000 share annual limitation under the Company's 1994 Stock Option Plan which will have the effect of ratifying this grant.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for its stock option awards. Had compensation expense for the Company's stock option awards been determined based upon their grant date fair value consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been reduced by $ 4,985, or $ .05 per share and $ 3,115, or $ .04 per share for 1996 and 1995, respectively. These amounts are not necessarily indicative of the amounts that will be reported in the future. The fair value of the options at the grant date was estimated using the Black-Scholes model with the following weighted average assumptions:

                          1996        1995
                         ------      ------
Expected life (years)        6           6
Interest rate              6.3%        7.2%
Volatility                40.5%       31.1%
Dividend yield               0%          0%

Under the terms of the Company's shareholder rights agreement, upon the occurrence of certain events which result in a change in control as defined by the agreement, registered holders of common shares are entitled to purchase one-tenth of a share of Series A Junior Participating Preferred Stock at a stated price, or to purchase either the Company's shares or shares of the acquiring entity at half their market value.

Note 6 Financial Instruments and Off-Balance Sheet Risk

Foreign Currency Instruments and Hedging Activities: The Company may enter into foreign exchange contracts to manage its exposure to fluctuations in foreign currency exchange rates. These contracts involve the exchange of foreign currencies for U.S. dollars at specified rates at future dates. Counterparties to these contracts are major international financial institutions. Maturities of these instruments are typically one year or less from the transaction date. Gains or losses from these contracts are included in other income (expense).

The Company had contracts totaling $25,217 and $12,483 at December 31, 1996 and December 31, 1995, respectively. These contracts are related to the exchange of French Francs, German Marks and Canadian Dollars into U.S. dollars. These instruments were recorded at their fair value at each balance sheet date. The cumulative unrealized gain (loss) on these contracts totaled $905, $45 and $(128) at December 31, 1996, 1995 and 1994, respectively, and was recorded as other income (expense).

Long-Term Debt: The Company has an unsecured $130,000 committed revolving line of credit with a group of seven banks that terminates in July 2001. The Company also maintains $100,000 of non- committed lines of credit with two banks to supplement the revolving line of credit, that expires in November 1999. The rate of interest payable under these borrowing facilities is a floating rate and is a function of the London Interbank Offered Rate. The weighted average interest rates at December 31, 1996 and 1995 were 5.6% and 6.1%, respectively. A facility fee of .08% of the revolving line commitment is paid quarterly. At December 31, 1996, the Company had borrowings under the committed line of $120,000 and $52,000 under the non-committed lines.

The credit agreement contains various covenants that require the Company to maintain a specified financial ratio, limit liens, regulate asset disposition and subsidiary indebtedness and restrict certain acquisitions and investments. At December 31, 1996, the Company was in compliance with these covenants.

Convertible Subordinated Debentures: In August 1996, the Company issued $57,500 aggregate principal amount of 5.75% convertible subordinated debentures due August 15, 2001. The notes are convertible at any time prior to maturity, unless previously redeemed or repurchased, into shares of common stock at a conversion rate of 29.0909 shares per thousand dollars of principal amount of notes (equivalent to a conversion price of $34.375 per share).

Other Financial Instruments: Marketable securities consist of equity instruments, bank certificates of deposit, U.S. government obligations, commercial paper, and Puerto Rico industrial development bonds. Under Statement of Financial Accounting Standards (FAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," debt securities that the Company does not have the positive intent to hold to maturity and all marketable equity securities are classified as available-for-sale and are carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried as a separate component of shareholders' equity. A net realized gain of $1,195 was recorded on sales of available-for-sale securities in 1996. No net realized gains or losses were recorded in 1995. The net unrealized holding loss on available-for-sale securities included as a separate component of shareholders' equity was $8,028 (net of $5,029 of current deferred income taxes) at December 31, 1996.

                              1996                         1995
                              --------------------------   --------------------------
                                             Estimated                    Estimated
                                             Fair                         Fair
                              Cost           Value         Cost           Value
Assets:
   Cash and Cash Equivalents  $  49,388      $  49,388     $  62,638      $  62,638
   Marketable Securities      $ 199,064      $ 186,007     $ 161,462      $ 176,983

The Company also guarantees certain obligations of its subsidiaries. As of December 31, 1996 and 1995, the maximum amount of such guarantees was $7,500.

Concentration of Credit Risk: Trade accounts receivables, certain marketable securities and foreign exchange contracts are the financial instruments which may subject the Company to concentration of credit risk.

Within the European Economic Union, payment of certain accounts receivable is made by the national healthcare system within several countries. Although the Company does not anticipate collection problems with these receivables, payment is contingent to a certain extent upon the economic situation within these countries. The credit risk associated with the balance of the trade receivables is limited due to dispersion of the receivables over a large number of customers in many geographic areas. The Company monitors the credit worthiness of its customers to which it grants credit terms in the normal course of business.

Marketable securities are placed with high credit qualified financial institutions and Company policy limits the credit exposure to any one financial institution. Counterparties to foreign exchange contracts are major financial institutions; therefore, credit loss from counterparty nonperformance is unlikely.

Note 7 Retirement Plans

Defined Contribution Plan: The Company has a defined contribution profit sharing plan, including features under section 401(k) of the Internal Revenue Code, which provides retirement benefits to substantially all full-time U.S. employees. Under the 401(k) portion of the plan, eligible employees may contribute a percentage of their annual compensation, subject to IRS limitations, with the Company matching certain eligible contributions. The Company's level of contribution to the profit sharing portion of the plan is subject to Board of Directors approval and is based on Company performance. The Company has additional defined contribution programs for employees outside the United States. The benefits under these plans are based primarily on compensation levels. Total retirement plan expense was $5,783, $6,977 and $2,873 in 1996, 1995 and 1994, respectively.

Defined Benefit Plans: In certain countries outside the United States, the Company maintains defined benefit plans. An accrual of $5,023 was recorded as of December 31, 1996 which is approximately equal to the actuarially calculated unfunded liability.

Note 8 Geographic Area

The Company operates in the medical products industry and is segmented into three geographic areas - the United States (including export sales to unaffiliated customers except to customers in Europe, the Middle East and Africa), Europe (including export sales to unaffiliated customers in the Middle East, Africa, Latin America and Asia-Pacific) and other international. Operating profit for export sales is reported in the exporting geography.

Sales between geographic areas are made at transfer prices which approximate prices to unaffiliated third parties. Export sales to unaffiliated customers included in United States sales were $ 67,639 $ 62,419 and $46,321 for 1996, 1995 and 1994, respectively.

Net sales by geographic area were as follows:

                                                            Other
                      United                                Inter-              Elimina-
                      States             Europe             national            tions               Total
--------------------------------------------------------------------------------------------------------------
1996
Customer
        sales         $ 586,879          $ 274,368          $  15,500           $    --             $ 876,747
Inter-
        company
        sales           105,822               --                8,198            (114,020)               --
--------------------------------------------------------------------------------------------------------------
1995                  $ 692,701          $ 274,368          $  23,698           $(114,020)          $ 876,747
--------------------------------------------------------------------------------------------------------------
Customer
        sales         $ 595,056          $ 249,052          $   3,970           $    --             $ 848,078
Inter-
        company
        sales            91,523               --                8,869            (100,392)               --
--------------------------------------------------------------------------------------------------------------
1994                  $ 686,579          $ 249,052          $  12,839           $(100,392)          $ 848,078
--------------------------------------------------------------------------------------------------------------
Customer
        sales         $ 402,869          $ 113,236          $   1,328           $    --             $ 517,433
Inter-
        company
        sales            68,604               --                3,800             (72,404)               --
--------------------------------------------------------------------------------------------------------------
                      $ 471,473          $ 113,236          $   5,128           $ (72,404)          $ 517,433
--------------------------------------------------------------------------------------------------------------

Operating profit (loss) by geographic area was as follows:

                                         Other
              United                     Inter-
              States        Europe       national      Corporate      Total
--------------------------------------------------------------------------------
1996          $  62,965     $ 59,264     $ (2,582)     $ (45,060)     $  74,587
1995          $ 131,955     $ 50,924     $    (90)     $ (13,703)     $ 169,086
1994          $  96,767     $ 38,799     $   (509)     $ (11,541)     $ 123,516
--------------------------------------------------------------------------------

Identifiable assets by geographic area were as follows:

                                     Other
         United                      Inter-
         States        Europe        national     Corporate     Total
-----------------------------------------------------------------------------
1996     $ 811,588     $ 282,610     $ 52,209     $ 326,087     $ 1,472,494
1995     $ 691,603     $ 204,054     $  9,772     $ 286,806     $ 1,192,235
1994     $ 685,738     $ 181,470     $  4,523     $ 229,552     $ 1,101,283
-----------------------------------------------------------------------------

1996 operating profit reflects purchased research and development charges of $40,350 and special charges of $47,808 and 1994 operating profit reflects purchased research and development charges of $40,800.

Corporate expenses consist principally of non-allocable general and administrative expenses. Corporate identifiable assets consist principally of cash and cash equivalents and marketable securities.

Note 9 Other Income (Expense), Net

Other income (expense), net consisted of the following:

                                    1996           1995         1994
Interest income                     $  9,463       $ 11,926     $ 16,620
Interest expense                      (4,725)       (12,967)      (3,798)
Foreign exchange gains (losses)        2,165            474       (1,918)
Gain on the sale of a business        10,486              -            -
Acquisition transaction costs         (5,118)             -            -
Other                                  3,751         (1,425)        (958)
                                    --------      ---------     --------
Other income (expense), net         $ 16,022      $  (1,992)    $  9,946
                                    ========      =========     ========


Note 10 Other Assets

Other assets as of December 31, 1996 and 1995, net of accumulated amortization of $42,792 and $34,923, respectively, consisted of the following:

                                                             1996      1995
Investments in companies, joint ventures and partnerships    $  7,984  $  22,356
Intangibles and other                                         361,359    317,176
Other assets                                                   65,993     41,868
                                                             --------  ---------
                                                             $435,336  $ 381,400
                                                             ========  =========

Investments in companies, joint ventures, and partnerships are stated at cost which approximates market. Intangibles and other assets consist principally of the excess of cost over net assets of certain acquired businesses and technology. Intangibles and other assets are being amortized over periods ranging from 10 to 20 years.

Note 11 Contingencies

The Company is involved in various products liability lawsuits, claims and proceedings of a nature considered normal to its business with the exception noted below. Subject to self-insured retentions, the Company has products liability insurance sufficient to cover such claims and suits. In connection with two pacemaker lead models, the Company may be subject to future uninsured claims. The Company's products liability insurance carrier has denied coverage for these models and has filed suit against the Company seeking rescission of the policy covering Pacesetter business retroactive to the date the Company acquired Pacesetter. The Company was a codefendant in a 1995 class action suit with respect to these leads. This case was settled in November 1995. The Company's share of the settlement is approximately $5,000. Additional claims could be filed by patients with these leads who were not class members. Further, claims may be filed in the future relative to events currently unknown to management. Management believes losses that might be sustained from such actions would not have a material adverse effect on the Company's liquidity or financial condition, but could potentially be material to the net income of a particular future period if resolved unfavorably.

Note 12 Shareholders' Equity

On October 17, 1995, the Board of Directors declared a three-for-two stock split in the form of a 50% stock dividend to shareholders of record on November 2, 1995. Earnings per share, dividends per share, shares outstanding and weighted average shares outstanding have been restated to reflect the stock dividend.

Note 13 Quarterly Financial Data (Unaudited)


Quarterly data for 1996 and 1995 was as follows:

                                         Quarter
                                         First           Second        Third         Fourth
Year Ended
      December 31, 1996:
          Net sales                     $  211,829      $ 220,498     $ 212,456     $ 231,964
          Gross profit                     141,290        147,438       142,992       150,139
          Net income/(loss)                 30,058         29,920        30,179       (29,520)*
          Earnings per share                   .33            .32           .33          (.32)*

Year Ended
      December 31, 1995:
          Net sales                     $  231,199      $ 214,394     $ 200,401     $ 202,084
          Gross profit                     149,992        145,775       128,635       130,888
          Net income/(loss)                 36,602         32,275        24,186        24,053
          Earnings per share                   .40            .35           .26           .26

*Includes the effect of pre-tax charges of $35,350 for purchased research and development associated with the Telectronics and Biocor acquisitions and special charges of $47,808 for patent and litigation settlements and repositioning of several of the Company's operations.

Five-Year Summary of Selected Financial Data

(Dollars in thousands, except per share amounts)

                                        1996(**)           1995            1994(***)           1993             1992

Summary of Operations for the Year Ended:
Net sales                            $   876,747       $   848,078       $   517,433       $   339,942       $   273,823
Gross profit                         $   581,859       $   555,290       $   353,623       $   236,375       $   197,730
  Percent of sales                          66.4%             65.5%             68.3%             69.5%             72.2%
Operating profit                     $    74,587       $   169,086       $   123,516       $   110,099       $   115,682
  Percent of sales                           8.5%             19.9%             23.9%             32.4%             42.2%
Net income                           $    60,637       $   117,116       $    95,749       $    94,544       $   100,412
  Percent of sales                           6.9%             13.8%             18.5%             28.7%             36.7%
Primary earnings per share*          $      0.66       $      1.28       $      1.06       $      1.08       $      1.11
Financial Position at Year End:
Cash and marketable securities       $   235,395       $   239,621       $   209,099       $   427,721       $   400,701
Working capital                      $   426,951       $   405,060       $   426,297       $   498,758       $   453,116
Total assets                         $ 1,472,494       $ 1,192,235       $ 1,101,283       $   684,015       $   586,304
Long-term debt                       $   229,500       $   120,000       $   255,000       $        36       $       566
Total shareholders' equity           $   922,061       $   855,388       $   772,629       $   625,938       $   584,501
Other Data:
Dividends declared per share         $      --         $      --         $      0.20       $      0.27       $      0.20
Primary weighted average
  shares outstanding*                 92,372,000        91,326,000        90,228,000        90,403,000        90,199,000
Total employees                            4,168             3,090             2,980             1,272             1,022

Note: The Five-Year Summary of Selected Financial Data includes the results of Ventritex, Inc. and Daig Corporation for all periods presented.

* Earnings per share and share data have been adjusted for a 50% stock dividend paid in 1995.

** Results for 1996 include $88,158 pre-tax for purchased research and development and special charges.

*** Results for 1994 include a $40,800 pre-tax charge for purchased research and development.

Supplemental Management's Discussion and Analysis of Results of Operations and Financial Condition
(Dollars in thousands, except per share amounts)

Results of Operations

Introduction: The Company designs, manufactures and markets medical devices and provides services primarily for the cardiovascular segment of the medical device market. Principal products include mechanical heart valves, tissue heart valves, bradycardia pacemakers, pacemaker leads, implantable cardioverter defibrillators and specialty catheters.

The principal objective for management is to increase shareholder value. This is accomplished through a focus on customer satisfaction, product innovation, continual product and process improvement and investment in medical technologies. The Company has implemented a long-term business strategy which focuses investment on specific medical device technologies which will provide innovative solutions to health care providers and patients.

Effective May 15, 1997, the Company acquired Ventritex, Inc. ("Ventritex"), a manufacturer of implantable cardioverter defibrillators and related products. Each share of Ventritex common stock was converted into .5 shares of Company common stock. The Company issued 10,437,800 shares to Ventritex shareholders. The transaction qualified as a tax-free reorganization and was accounted for as a pooling of interests. The accompanying financial statements for all periods presented, have been restated to include the results of Ventritex.

Effective November 29, 1996, St. Jude Medical acquired substantially all of the assets of Telectronics Pacing Systems, Inc. ("Telectronics"), a pacemaker company, and Medtel, a distribution company in the Asia-Pacific region. The acquisition, which was accounted for as a purchase, included a $135,000 cash payment and an earnout provision tied to future pacing sales which could result in additional payments of up to $40,000 over six years if certain revenue milestones are achieved. The purchase price is also subject to adjustment based on changes to the net asset value of Telectronics and Medtel between June 30, 1996, and November 29, 1996. The Company and the seller currently disagree on the amount of the adjustment and are following the process prescribed in the asset sale agreement to resolve the disagreement. The Company expects that any adjustment would be made in 1997. The Company's reported results for 1996 include Telectronics and Medtel subsequent to November 29, 1996.

Effective September 23, 1996, the Company acquired Biocor(R) Industria E Pesquisas Ltd., a Brazilian manufacturer of tissue heart valves for $4,000 in cash and an earn-out which could result in additional cash payments of up to $4,000 over the next three years.

Effective May 31, 1996, the Company acquired Daig Corporation ("Daig"), a Minnesota-based manufacturer of specialized cardiovascular devices for the electrophysiology and interventional cardiology markets. Each share of Daig common stock was converted into .651733 shares of Company common stock and the Company issued 10,013,319 shares to Daig shareholders. The transaction qualifies as a tax-free reorganization and was accounted for as a pooling of interests. The accompanying financial statements, for all periods presented, have been restated to include the results of Daig.

Effective September 30, 1994, St. Jude Medical acquired from Siemens AG substantially all the worldwide assets of its cardiac rhythm management operations ("Pacesetter") for $511,300. The acquisition represented a significant diversification and provided the Company with its cardiac rhythm management technology platform. The Company's fourth quarter 1994 and full year 1995 and 1996 financial results include Pacesetter's operations.

Effective January 19, 1996, the Company sold its cardiac assist operations to C.R. Bard for approximately $24,000. Cardiac assist net sales were approximately $12,000 and $10,500 in 1995 and 1994, respectively. Also in January, the Company acquired the remaining 50% of The Heart Valve Company for $1,000 in cash and 149,153 shares of its common stock.

The commentary that follows should be read in conjunction with the Consolidated Financial Statements and the Notes to the Consolidated Financial Statements. The Company's fiscal year is the 52 or 53 week period ending the Saturday nearest December 31. Fiscal years 1996, 1995 and 1994 consisted of 52 weeks.

Shown in the following table for the periods indicated are the net sales by technology platform and the percentage relationships of certain items in the consolidated statements of income to consolidated net sales and the percentage change of the dollar amounts of such items as compared with the prior period. Due to the impact of the Telectronics, Medtel and Biocor acquisitions, and the cardiac assist business divestiture, as well as the September 1994 purchase of Pacesetter, amounts are not directly comparable between years.


                               Percent of Net Sales             Year-to-Year     Change
-------------------------------------------------------------------------------------------------
                                                                 1996             1995
                            Year Ended December 31             Compared         Compared
                           1996       1995        1994          to 1995          to 1994
-------------------------------------------------------------------------------------------------
Net Sales
    Heart valve           30.7%      30.3%       47.1%             5%               5%
    Cardiac rhythm
      management          65.3%      64.6%       45.4%             4%             134%
    Interventional
      cardiology           3.9%       3.7%        5.5%            12%               9%
    Cardiac assist          .1%       1.4%        2.0%           (95%)             15%
---------------------------------------------------------
Net Sales                100.0%     100.0%      100.0%             3%              64%
Cost of Sales             33.6%      34.5%       31.7%             1%              79%
---------------------------------------------------------
Gross Profit              66.4%      65.5%       68.3%             5%              57%
---------------------------------------------------------
SG&A                      35.5%      33.6%       26.8%             9%             105%
R&D                       12.3%      12.0%        9.7%             6%             100%
Purchased R&D              4.6%          -        7.9%              -               NM
Special Charges            5.5%          -           -              -                -
---------------------------------------------------------
Operating Profit           8.5%       19.9%      23.9%           (56%)             37%
Other income
    (expense), net         1.8%        (.2%)      1.9%             NM               NM
---------------------------------------------------------
Income Before Tax         10.3%       19.7%      25.8%           (46%)             25%
Tax                        3.4%        5.9%       7.3%           (40%)             33%
-------------------------------------------------------------------------------------------------
New Income                 6.9%       13.8%      18.5%           (48%)             22%
-------------------------------------------------------------------------------------------------

Net Sales: Net sales totalled $876,747 in 1996, a $28,669, or 3%, increase over 1995 net sales of $848,078. Excluding the approximately $8,000 of Telectronics net sales subsequent to its acquisition and the results of the cardiac assist business, which was sold in January 1996, net sales increased approximately 4% over 1995 net sales.

Sales outside the U.S. improved from 39% of net sales in 1995 to 41% in 1996 reflecting increasing sales in higher growth, developing foreign markets. Unfavorable foreign currency effects due to the stronger U.S. dollar reduced 1996 net sales compared to 1995 by approximately $4,600. This negative impact on sales was offset by a favorable foreign currency impact on operating expenses and gains relating to the Company's hedging activities, which were recorded in other income.

Heart valve net sales of approximately $269,000 increased 5% in 1996 despite worldwide healthcare reform and increased competition which continued to put pressure on the number of procedures performed as well as pricing flexibility. Heart valve 1995 sales levels benefited from substantial non-recurring second and third quarter sales to Iran. Excluding these non-recurring sales, 1996 net sales would have increased 7% over 1995 net sales.

Domestic mechanical heart valve net sales increased in 1996 due to the full year availability of the St. Jude Medical(R) mechanical heart valve SJM(R) Masters Series valve and general price increases that were partially offset by a slight reduction in unit sales due to a reduction in procedures and hospital inventory management. International mechanical heart valve net sales in 1996 were more than 7% higher than 1995. This resulted mainly from increased unit sales in the developing markets of Latin America, Eastern Europe, Africa and Asia-Pacific regions. Tissue heart valve net sales in 1996 increased significantly from 1995 levels due to the continuing physician acceptance of the Toronto SPV(R) valve and the September 1996 acquisition of Biocor(R) Industria E Pesquisas Ltd., a Brazilian manufacturer of tissue heart valves.

Cardiac rhythm management net sales of approximately $572,000 increased 4% from 1995 levels. Pacesetter's higher sales level resulted from a 12% increase in units partially offset by a 5% decrease in average selling prices because of pricing pressures and more units being sold in lower priced developing markets. Domestic pacemaker sales were affected by the lack of a competitive auto mode switching feature in the Company's Trilogy(R) line for the first nine months of 1996. Subsequent to the early fourth quarter FDA approval of the Trilogy(R) DR+ pacemaker, which has this feature, domestic sales increased at twice the rate in the fourth quarter compared with the average sales increase during the first nine months. Sales in 1996 of implantable cardioverter defibrillators (ICD) decreased over 20% compared to 1995 due to the effect of competitive products that could be implanted pectorally. Telectronics sales totalled almost $8,000 in December 1996. Daig's sales of electrophysiology catheters and related products increased by over 50% in 1996 compared with 1995.

Interventional cardiology net sales of approximately $34,000 increased 12% over 1995 due to increased sales and marketing activities in the U.S. market and to the introduction of new products.

Net sales in 1995 of $848,078 were $330,645 or 64% higher than 1994 net sales of $517,433. Approximately $349,000 of the increase was attributable to the full year effect of the Pacesetter acquisition and increased Pacesetter sales. The increase also resulted from higher mechanical heart valve sales in emerging international markets and increased Daig sales due to new product introductions and expanded marketing programs. Domestic mechanical heart valve sales increased due to the full year availability of the St. Jude Medical(R) Hemodynamic Plus Series valves and general price increases that were partially offset by a reduction in unit sales. These increases were partially offset by a $39,000 decrease in ICD sales due to the competitive introduction of smaller pectorally implanted ICDs.

Cost of Sales: As a percentage of net sales, cost of sales in 1996 decreased to 33.6% from 34.5% in 1995 primarily as a result of manufacturing efficiencies, an increase in the percentage of internally produced mechanical heart valve components and the elimination of a 2% mechanical heart valve royalty payment during the first quarter 1995. The decrease in cost of sales was partially offset by the negative foreign currency impact on net sales, average selling price decreases due to higher unit sales in lower margin emerging markets and pricing pressure in the cardiac rhythm management business.

In 1995, cost of sales as a percentage of sales increased to 34.5% from 37.1% in 1994 primarily as a result of Pacesetter operations. Although Pacesetter margins are consistent with the industry, its margins are not as high as the Company's heart valve margins. In addition, the Company pays an approximate 5.5% royalty on all cardiac rhythm management product sales. The increase was also attributable to a higher percentage of mechanical heart valve sales into lower margin emerging markets and a price increase from the Company's supplier of pyrolytic carbon components. These increases were partially offset by the elimination of a 2% mechanical heart valve royalty payment during the first quarter 1995.

Selling, General and Administrative: Selling, general and administrative (SG&A) expense increased in 1996 to $311,470 from $284,940 in 1995. As a percentage of net sales, SG&A increased to 35.5% in 1996 from 33.6% in 1995. The higher dollar amount and percentage of net sales increases were mainly due to the continued move to direct sales particularly in Canada, Latin America and the Asia-Pacific region, as well as increased expenditures for European and information systems infrastructure. SG&A in 1996 also included Telectronics subsequent to the November 29, 1996 acquisition date.

During 1995, selling, general and administrative expense increased $146,151 over 1994 levels, which was mainly attributable to the Pacesetter operations. Selling efforts for pacemakers are much more labor intensive and the Company uses a commission-based independent contractor sales force in the U.S. and distributors in all international markets except Western Europe. In addition, Pacesetter related goodwill amortization was recorded for the full year in 1995 compared to only one quarter in 1994. SG&A expenses also increased due to additional marketing costs attributable to expanded coverage in the Pacific Rim and Latin American markets and an increased infrastructure in Western Europe as a result of the Pacesetter acquisition.

Research and Development: Research and development (R&D) expense in 1996 increased to $107,644 from $101,264 recorded in 1995, but as a percentage of net sales decreased to 12.3% from 12.0%. The dollar increase was attributable primarily to Pacesetter which has major ongoing R&D programs in the areas of bradycardia pacemakers and tachycardia defibrillators as well as development of a new programmer. In addition, Ventritex had significant ICD programs ongoing. R&D spending for the heart valve business increased slightly due to tissue valve research while Daig R&D spending decreased slightly. R&D in 1996 also included Telectronics subsequent to the acquisition date.

In 1995, research and development expense increased to $101,264 from $50,518 recorded in 1994. The increase mainly resulted from the full year effect of Pacesetter's operations. A slight decrease in R&D for the heart valve business resulted from the completion of certain phases of the development of the SJM Masters Series rotatable heart valve which was introduced in 1995. Daig R&D expense increased in 1995 principally due to electrophysiology catheter development efforts.

Purchased Research and Development: In 1996, the Company incurred $40,350 of non-cash purchased research and development charges, representing the appraised value of in-process R&D which must be expensed under generally accepted accounting principles for purchase accounting. The purchased R&D related to the acquisitions of The Heart Valve Company ($5,000), Telectronics ($32,200) and Biocor ($3,150).

The Pacesetter acquisition was also accounted for as a purchase and a non-cash charge of $40,800 for purchased research and development was incurred in 1994.

Special Charges: In 1996 the Company recorded $47,808 of special charges which consisted of a $25,000 payment to Intermedics, Inc. to resolve various patent and legal disputes, repositioning charges of $11,100 related to its tissue heart valve business, distributor termination related charges of $7,700 in support of the Company's continued move to direct sales, integration charges of $2,200 to be incurred by Pacesetter as a result of the Telectronics acquisition, and non-recurring special charges of $1,808.

Other Income (Expense): Other income in 1996 totalled $16,022 compared to other expense of $1,992 in 1995. Interest expense during 1996 decreased to $4,725 from $12,967 in 1995 due to the elimination of Pacesetter acquisition debt which was repaid by the end of third quarter 1996. This was partially offset by interest expense on the fourth quarter 1996 borrowings in support of the Telectronics and Medtel acquisitions and a settlement payment to Intermedics, Inc. Also, Ventritex issued convertible subordinated notes in the third quarter of 1996. In addition, several non-recurring 1996 transactions increased other income over 1995, including a gain on sale of the Company's cardiac assist business and the successful completion of litigation related to the terminated Electromedics' acquisition which were partially offset by transaction costs associated with the Daig acquisition. The Company also recorded increased foreign exchange hedging gains and gains on the sale of various investments in 1996.

Other expense totalled $1,992 in 1995 compared to other income of $9,946 in 1994. Interest expense in 1995 increased significantly over 1994 levels as a result of a full year of debt as opposed to one quarter of debt associated with the Pacesetter acquisition. Due to fluctuations in the U.S. dollar and a shift in the relationship between European currencies, foreign exchange contract gains and foreign exchange transaction gains were recorded in 1995 compared to losses recorded in 1994.

Income Tax Provision: The Company's 1996 effective income tax rate was 33.1% compared to 29.9% in 1995. The increase was primarily attributable to changes to Treasury regulations pertaining to taxation of Puerto Rican operations, which were finalized in the second quarter 1996 retroactive to the beginning of 1996, as well as to non-deductible expenses associated with the Daig acquisition and to separate previously legislated changes relating to taxation of Puerto Rican operations. The Treasury regulation changes have significantly reduced tax benefits derived from the Company's Puerto Rican operations.

The Company's 1995 effective income tax rate increased to 29.9% from 28.3% in 1994. The higher rate resulted from lower tax advantaged investment income, income from Pacesetter operations which is generally taxed at a higher rate than the Company's previously existing business and reduced tax benefits derived from the Company's Puerto Rican operations.

The Omnibus Budget Reconciliation Act of 1993 significantly reduced the tax benefits which were previously available from income generated by the Company's Puerto Rican operations under Internal Revenue Code (IRC) Section 936. As a result of this legislation, Puerto Rican tax benefits were reduced by 50% in 1996, 45% in 1995 and 40% in 1994.

Net Income: Reported net income for 1996 - including the effect of pre-tax purchased R&D charges of $40,350, special charges of $47,808 and Telectronics post-acquisition operating losses of approximately $5,600 - was $60,637, or $.66 per share.

Outlook: The Company expects that market demands, government regulation and societal pressures will continue to change the healthcare industry worldwide resulting in further business consolidations and alliances. To meet customer needs, the Company intends to continue to pursue diversification opportunities in the form of acquisitions, joint ventures, partnerships and strategic business alliances. In addition, the Company will participate with industry groups to promote the introduction and use of advanced medical device technology within a cost conscious environment. Finally, customer service in the form of cost-effective clinical outcomes will continue to be a primary focus for the Company.

In 1996, competition continued to increase in the Company's heart valve business; however, the Company estimates it held its share of the worldwide heart valve market. During 1996, increased domestic competition resulted in a slight reduction in domestic unit demand for the Company's products. International unit sales growth exceeded 6% reflecting continued penetration of emerging markets. Competition is anticipated to place pressure on pricing and terms and healthcare reform is expected to result in further hospital consolidations over time.

The Company's cardiac rhythm management business is also in a highly competitive market. During 1996, the Company introduced to the market several new pulse generators and pacemaker lead products. Rapid technological change is expected to continue, requiring the Company to invest heavily in R&D and to effectively market its products.

The medical device market is highly competitive. Competitors, in the past and may in the future employ litigation to gain a competitive advantage. In addition, the Company's products must continually improve technologically due to the competitive nature of the industry.

As provided for in the Private Securities Litigation Reform Act of 1995, the Company cautions investors that a number of factors could cause actual future results of operations to vary from those anticipated in previously made forward-looking statements and any other forward-looking statements made in this document and elsewhere by or on behalf of the Company. Net sales could be materially affected by legislative or administrative reforms to the U.S. Medicare and Medicaid systems or other non-U.S. reimbursement systems in a manner that would significantly reduce reimbursement for procedures using the Company's medical devices, the acquisition of key patents by competitors that would have the effect of excluding the Company from new market segments, healthcare industry consolidation resulting in customer demands for price concessions, products introduced by competitors with advanced technology and better features and benefits or lower prices, fewer procedures performed in a cost-conscious environment, and the lengthy approval time by the FDA or other government authorities to clear implantable medical devices for commercial release. Cost of sales could be materially affected by unfavorable developments in the area of products liability and price increases from the Company's suppliers of critical components, a number of which are sole sourced. Operations could be affected by the Company's ability to execute its diversification strategy or to integrate acquired companies, a serious earthquake affecting the Company's Pacesetter facility in Los Angeles, California or the Ventritex facility in Sunnyvale, California, adverse developments in the litigation arising from the acquisitions of Telectronics and Ventritex, unanticipated product failures and attempts by competitors to gain market share through aggressive marketing programs. The Company expects to incur significant charges in connection with its merger with Ventritex, Inc. and the Telectronics and Ventritex businesses are presently reporting operating losses.

The Company anticipates that its 1997 effective income tax rate may increase due to a higher ratio of Pacesetter and Daig income which is generally taxed at a higher rate than the Company's heart valve income, reduced Puerto Rican income as a percentage of total income and a lower Puerto Rican tax benefit as IRC
Section 936 tax benefits are reduced by an additional 5% per year through 1998. Legislation was also passed in 1996 to phase out the Section 936 tax benefit over a ten year period which will further negatively impact the Company's effective tax rate. In addition, the IRS has proposed an adjustment of approximately $16,600 in additional taxes relating primarily to the Company's Puerto Rican operations in 1990 and 1991. It is likely that similar adjustments will be proposed for subsequent years. The Company is vigorously contesting the proposed adjustment.

On January 16, 1997, Ventritex announced that the FDA had authorized it to proceed with a notification and reprogramming procedure in response to the recent failure of an electrical component in two implanted Cadence model V-110 defibrillators, which resulted in the delivery of inappropriately rapid pacing pulses believed to have been associated with the induction of lethal ventricular tachyarrhythmias. The reprogramming procedure will prevent the delivery of inappropriately rapid pacing pulses, even in the event of component failure. The low energy cardioversion, high energy defibrillation and bradycardia pacing capabilities of the devices will be left intact. The procedure takes only a few minutes and does not require surgery. The FDA has worked closely with Ventritex to expedite the reprogramming of the device, and Ventritex is assisting physicians to the fullest extent possible to notify their patients (approximately 5,600 patients in total) and arrange for prompt reprogramming of the devices. As of February 13, 1997, over 85% of the currently implanted devices have been reprogrammed. In addition, Ventritex has offered Cadet V-115 products as replacements free of charge to physicians whose patients require antitachycardia pacing (estimated to be approximately 500-800 patients). Ventritex has offered to reimburse these patients for surgical expenses up to $2,500. The Company has accrued the estimated costs of these actions in the quarter ended December 31, 1996. Since commencing the reprogramming of the devices, Ventritex has become aware of one other incident in which inappropriately rapid pacing pulses were delivered by a Cadence V-110 which are believed to be associated with the induction of a lethal ventricular arrhythmia. Ventritex's current production models (Cadet V-115 and Contour V-145) are not affected.

Financial Condition

Summary: The financial condition of the Company remained strong during 1996. The $255,000 of debt incurred in the fourth quarter 1994 with respect to the Pacesetter acquisition was fully repaid by the end of third quarter 1996, but $172,000 of new debt was incurred in the fourth quarter 1996 relating to the Telectronics and Medtel acquisitions and the payment to Intermedics. In addition, the Company assumed the $57,500 convertible subordinated notes of Ventritex. Cash and marketable securities decreased to $235,395 at December 31, 1996, from $239,621 at December 31, 1995. Working capital, the difference between current assets and current liabilities, was $426,951 at December 31, 1996, a $21,891 increase from the prior year end level attributable primarily to the Telectronics acquisition.

Liquidity: Company operations provide a strong, positive cash flow which is sufficient to meet the Company's operational requirements. Cash provided by operations in 1996 amounted to $89,785 compared to $189,813 in 1995. The current ratio was 2.3 to 1 at December 31, 1996.

The Company has a $130,000 long-term revolving line of credit through July 2001 with a seven member banking syndicate comprised of banks in the United States and other countries where it conducts its business. At December 31, 1996, the Company had $10,000 available under the line. The Company also maintains other non-committed credit facilities which it utilizes to supplement the revolving line of credit.

Accounts receivable increased approximately $41,400 in 1996 principally due to increased sales, a shift in sales to emerging markets with longer payment cycles and the acquisition of Telectronics. Inventories increased approximately $44,600 primarily as a result of expanded product offerings in both the heart valve and cardiac rhythm management businesses and the acquisition of Telectronics. Net property, plant and equipment increased almost $100,000 due to the construction of two new Pacesetter facilities in Arizona and Sweden, pacemaker programmer investments and the acquisitions of Telectronics and Biocor.

Cash flow from operations and access to additional capital will enable the Company to pursue further diversification opportunities and to fund expected capital expenditures. During 1997, the Company will fund the completion of cardiac rhythm management manufacturing facilities in both the U.S. and Sweden. In addition, the Company will continue to invest in its information systems and telecommunications infrastructure.

Capital: The Company's capital structure consists of equity and interest bearing debt. Interest bearing debt as a percent of total capital was 19.9% at December 31, 1996, an increase from 12.3% at December 31, 1995. The ratio of debt to cash flow from operations increased from .6/1 to 2.6/1.

Cash dividends paid to shareholders in 1994 were $13,935. The Company discontinued its cash dividend subsequent to the third quarter 1994 in order to accelerate debt repayment and to provide additional funds for investment in new businesses.

Outlook: Management is unaware of any adverse business trends that would materially affect the Company's strong financial position. Should suitable investment opportunities arise that would require additional financing, management believes that the Company's excellent earnings, strong cash flow and solid balance sheet provide a substantial basis to obtain additional financing at highly competitive rates and terms.

Report of Management
The management of St. Jude Medical, Inc. is responsible for the preparation, integrity and objectivity of the accompanying financial statements. The financial statements were prepared in accordance with generally accepted accounting principles and include amounts which reflect management's best estimates based on its informed judgement and consideration given to materiality. Management is also responsible for the accuracy of the related data in the annual report and its consistency with the financial statements.

In the opinion of management, the Company's accounting systems and procedures, and related internal controls, provide reasonable assurance that transactions are executed in accordance with management's intention and authorization, that financial statements are prepared in accordance with generally accepted accounting principles, and that assets are properly accounted for and safeguarded. The concept of reasonable assurance is based on the recognition that there are inherent limitations in all systems of internal control, and that the cost of such systems should not exceed the benefits to be derived therefrom. Management reviews and modifies the system of internal controls to improve its effectiveness. The effectiveness of the controls system is supported by the selection, retention and training of qualified personnel, an organizational structure that provides an appropriate division of responsibility and a strong budgeting system of control.

St. Jude Medical, Inc. also recognizes its responsibility for fostering a strong ethical climate so that the Company's affairs are conducted according to the highest standards of personal and business conduct. This responsibility is reflected in the Company's business ethics policy.

The adequacy of the Company's internal accounting controls, the accounting principles employed in its financial reporting and the scope of independent and internal audits are reviewed by the Audit Committee of the Board of Directors, consisting solely of outside directors. The independent auditors and internal auditor meet with, and have confidential access to, the Audit Committee to discuss the results of their audit work.


Ronald A. Matricaria
Chairman and Chief Executive Officer

Robert E. Munzenrider
Vice President, Finance and Chief Financial Officer

Report of Independent Auditors
Board of Directors
St. Jude Medical, Inc.
St. Paul, Minnesota

We have audited the supplemental consolidated balance sheets of St. Jude Medical, Inc. and subsidiaries (formed as a result of the consolidation of St. Jude Medical, Inc. and Ventritex, Inc.) as of December 31, 1996 and 1995 and the related supplemental consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. The supplemental consolidated financial statements give retroactive effect to the merger of St. Jude Medical, Inc. and Ventritex, Inc. on May 15, 1997, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of St. Jude Medical, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of St. Jude Medical, Inc. and subsidiaries at December 31, 1996 and 1995 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, after giving retroactive effect to the merger of Ventritex, Inc. as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.


                                  /s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
February 5, 1997, except for Note 2,
as to which the date is May 15, 1997